EXHIBIT 10.1

                                SERVICE AGREEMENT

      THIS AGREEMENT is made this 13th day of March, 1998, by and between Innovative Telecom Corporation, a Delaware corporation having its principal office at 2 Harrison Street, Nashua, New Hampshire 03060 (hereinafter "Innovative") and Digitec 2000, Inc., a corporation organized and existing under the laws of the state of New York with an office and principal place of business at 8 West 38th Street, New York, New York 10018("Client").

      WHEREAS, Client desires to purchase certain telecommunications services from Innovative as described herein;

      NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which both parties acknowledge, the parties agree as follows:

1.    SERVICES

During the term of this Agreement Innovative shall provide the following services(the "Services") to and for the benefit of Client:

A. In General. Innovative shall provide prepaid transaction services (the "Services") for Client, using Innovative's switching facilities. Services are described herein, and in detail in Exhibit A, attached hereto and made a part hereof.

      Major Components of Service. The Services involve receiving local or long distance domestic calls from Client's customers via Client's carrier transport and other carrier facilities, performing prepaid transaction processing services on those calls, and presenting those calls for completion via designated local, domestic long distance or international carriers provided by Client. Client shall provide all call transport and other carrier facilities. Client shall provide a unique 800 access number for the program. However, Innovative shall provide all "local loop" connections.

      Client shall be responsible for all state and federal tariff and telecommunications tax requirements.

      Intellectual Property. All services and systems provided by Innovative, including Services provided pursuant to Work Orders as described herein, shall be proprietary to Innovative, and Innovative shall retain total intellectual property rights in all Services provided in connection with this Agreement.

B. Responsibilities of the Parties.

1. Innovative. Innovative's switching and transaction processing services will be available 7 days per week, 24 hours per day, 365 days per year. Innovative shall meet the quality standards described in Exhibit A, and shall provide all services as further described in Exhibit A. Services shall be provided in a good and workmanlike manner.

     Carrier Management. Innovative will provide carrier management for Client as forecasted by Client, as further described in Exhibit B.

     Call Records. Innovative will capture Call Detail Records hereinafter "CDR" at a location designated by Innovative (further described in Exhibit A) for each of Client's calls entering and exiting Innovative's equipment.


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2.   Client.  Client shall be responsible for local and long distance carrier transport, local access and local carrier connections. Carrier facilities in sufficient capacity according to Client's quarterly forecasts will be provided by Client in consultation with Innovative. Client must provide a single point of contact with adequate technical qualifications for communication with Innovative's technical support personnel. Client shall provide a unique toll free access number for Client's use during the Term of this Agreement. Client shall also provide a unique toll free test number for Innovative's use during the Term of this Agreement.

     Tariffs, Taxes. Client is responsible for all local, state, federal and any required foreign tariffing requirements, and for payment of all local, state, federal and other telecommunications, sales, use and other taxes in connection with the Services. Client shall provide Innovative upon request with updated copies of all tariffs and with state and federal excise telecommunications sales or use tax identification numbers for its due diligence files. Client shall provide resale certificates if Client utilizes any of Innovative's carrier facilities.

     CDR. Client will provide data line connection to Client's location and shall receive CDR in Innovative's standard format. Client is responsible for conversion of CDR to comply with its own or subcontracted tax rating systems.

     Pricing. Client shall be billed for prepaid transaction services, and live operator services if needed, and for Service Enhancements under this Agreement, according to the pricing schedules attached hereto and made a part of Exhibits A through E hereof. Each page of such pricing schedules shall be separately initialed and dated by both parties.

C. Statements. Innovative shall provide billing statements to Client including total billable minutes for each category of the Services described in the Exhibits hereto. Each billing statement shall describe activity for the previous billing period.

D. Service Enhancements. Enhancements to Innovative's services are described in Work Orders which will be signed by both parties, specifying the required enhancements to Innovative's base platform. Such Work Orders, if needed to provide the Services, are appended to Exhibit A, and are a part thereof. In the future, further Service Enhancements shall take the form of additional Work Orders. Terms of payment pertaining to the changes specified in such Work Order are defined in each such Work Order. Prices for underlying Services may be changed in the future if changes or enhancements increase the cost of providing Services. No patent, copyright or other proprietary or intellectual property rights will be transferred to Client for any work done hereunder, including under Work Orders.

2.   TERM

Upon execution, this Agreement shall be effective on the date shown above for a Term of 15 months. This Agreement and the services and prices associated with it is available for execution for a period of no later than 30 days from the date of Client's receipt of the Agreement for execution. If not executed within this 30 day period, Innovative retains the right to reevaluate the services and prices proposed in this Agreement and, if necessary, make adjustments.

Voluntary Termination. Client may terminate at any time on ninety (90) calendar days written notice by paying the Termination Fee set forth in


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Exhibit A, Section 1. For all terminations, Innovative shall upon request provide assistance to Client in transitioning to another provider. Such assistance may at Innovative's option be provided under a Work Order for an extra charge. For all terminations, except pursuant to Innovative's uncured Event of Default as defined in Section 5, the Termination Fee shall apply.

In the event of any termination except pursuant to Client's material uncured Event of Default as defined in Section 5, Innovative shall continue operations as contemplated hereunder for the sole purpose of supporting cards held by end users at the time of termination, for a period of six months following termination, or expiration of all cards, whichever occurs first. For purposes of such continuation, all applicable terms and conditions of this Agreement shall continue to apply.

3.   PRICE AND PAYMENT

A. Invoices. Innovative shall invoice Client in accordance with the prices set forth in the Exhibits hereto.

B. Timing. Innovative shall invoice Client according to the schedule appearing in Exhibit A. Client shall pay each invoice within the time set forth in Exhibit A. Innovative shall notify Client of all invoices not paid within such time, and Client shall have five (5) calendar days after receipt of such notice to pay such invoices ("Grace Period").

C. Disputes. If any dispute exists with respect to the amount, Client shall immediately notify innovative of the dispute, pay the entire undisputed amount to Innovative when due, and provide Innovative with a written memorandum specifying the disputed portion of the invoiced amount and the basis for such dispute. All disputed amounts shall immediately be placed by Client into an escrow account under the care of Client's outside legal counsel. The memorandum shall be delivered to Innovative within 10 business days of Innovative's receipt of the original notice of dispute.

     Client and Innovative each agree that they shall discuss in good faith and promptly resolve any disputes within ten business days of delivery of the memorandum. Any refund due Client will be credited on Innovative's next invoice. Unresolved disputes shall be submitted to arbitration as specified in Section 11, upon the parties' failure to resolve the dispute within the time frame set forth in this paragraph.

D. Definition of Late Payments. Payments of any invoiced amount received after the five (5) calendar day Grace Period shall be considered late payments, and interest shall begin accruinq as of the sixth calendar day following the receipt of notice. Failure to pay such amounts during the Grace Period, in addition to triggering the accrual of interest, shall be an Event of Default under this Agreement.

E. Taxes. Except as otherwise provided herein, the prices which shall be paid by Client under this Agreement do not include any state or local sales taxes. It is the responsibility of Client or Client's agents to collect such taxes as may be required, except as explicitly provided herein. Client shall be responsible for all telecommunications taxes under Section 2.

F. Interest. Payments are deemed paid when received by Innovative. Past due amounts shall bear interest at the rate of 1.5% per month or the maximum allowed by applicable law, whichever is less.

G. Price Changes. Pricing shall remain constant during the term of this Agreement, except that Customer Care and Carrier Management Services (if


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     included) pricing may be increased no more frequently than every three months, beginning with the first anniversary of this Agreement. Such increases, as measured on a percentage basis, shall be limited to the percentage increase of the CPI as that term is defined in the Wall Street Journal.

4.   WARRANTY

A.   Innovative hereby represents, warrants and agrees as follows:

1. Innovative warrants that it owns or has rights to systems and equipment adequate to provide Services as specified herein, and that it shall provide services without substantial and material deviation from those described herein.

2. Because regulation of telecommunications services changes rapidly, Innovative makes no warranty that its Services in the future will be deemed in conformity with state or federal laws or regulations as they now exist or may be enacted. Innovative shall make best efforts on a continuing basis to be apprised of state and federal regulatory requirements as they apply to the activities required by Innovative hereunder, and to comply with applicable state and federal telecommunications laws or regulations having a material impact on Innovative's ability to continue to perform hereunder. In the event that filings or other actions are required by agencies to continue the Services, Innovative will make all reasonable efforts to promptly conform to such requests.

3. This Agreement is a legal, valid and binding obligation of Innovative and is and shall remain enforceable against Innovative in accordance with its terms. Innovative is a corporation duly organized and validly existing in good standing under the laws of Delaware.

B. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, Innovative MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO CLIENT, ANY CONSUMER OR OTHER PERSON RELATING TO MATTERS ADDRESSED IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES REGARDING THE MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OF THE SERVICES.

C. Limitations of Warranty. This Warranty shall not apply, and Innovative shall have no liability for any harm to Client in the event that a failure is the result of Client's negligence, or misuse or abuse of the Services, or where Services are not properly specified by Client. Client shall notify its customers of the limitations of Innovative's liability as set forth in this Agreement. Client shall hold Innovative harmless against any expense, judgment or loss as a result of Client's failure to notify its customers of Innovative's limited liability or as a result of any other act or omission of Client. This warranty shall terminate upon termination of this Agreement or the cessation of the provision of Services by Innovative to Client.

5.   DEFAULT

A. Event of Default Defined. It shall constitute an "Event of Default" hereunder upon the occurrence of any one or more of the following:

1.   Innovative.  With respect to Innovative:

      i. If Service is interrupted for one (1) continuous and complete calendar day (midnight to midnight), or two continuous periods of at least twelve (12) hours each occurring on each of two

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            consecutive calendar days, following written notice by Client to
            Innovative of the interruption (a "Material Interruption"). A Material Interruption shall include any condition in which substantially all callers are unable to reach the desired called station, for reasons not due to the fault of Client, or Force Majeure as defined below. In the event of a Material Interruption, Client may exercise its right to terminate under 5.B.1, immediately, and either party may also proceed with alternative dispute resolution under Section 5.B.2.

      ii. Any other material breach of this Agreement which remains uncured for 30 calendar days following receipt of notice of the breach by the other party. The parties shall proceed to alternative dispute resolution under Section 5.B.2. The aggrieved party may exercise its right to terminate under Section 5.B.1 only after a finding that an Event of Default under this Section 5.A.l(ii) has occurred.

2.    Client. With respect to Client:

      i. Upon Client's failure to pay any invoiced amount during the Grace Period as defined above.

            In the event of Client's refusal to pay undisputed invoice amounts, Innovative may exercise its rights under 5.B.1 immediately, and either party may also proceed with alternative dispute resolution under Section 5.B.2. Nonpayment of disputed amounts as allowed by
            Section 3.C shall not trigger the right of immediate termination.

      ii. Any other material breach of this Agreement which remains uncured for 30 calendar days following receipt of notice of the breach by the other party. The parties shall proceed to alternative dispute resolution under Section 5.B.2. The aggrieved party may exercise its right to terminate under Section 5.B.1 only after a finding by the alternative dispute resolution provider that an Event of Default Under this Section 5.A.2(ii) has occurred.

3.    Either Party.  With respect to either party, if such party either
      (i) files a petition under the United States Bankruptcy Code or is adjudicated a bankrupt, or (ii) a petition in bankruptcy is filed against such party and not discharged within sixty (60) calendar days of such filing, or (iii) such party becomes insolvent or makes an assignment for the benefit of its creditors or any arrangement pursuant to any bankruptcy law, or (iv) such party discontinues its business or a receiver is appointed for it or its business, or (v) such party takes steps to liquidate, reorganize or otherwise dissolve. The right to terminate under Section 5.B.1 shall be exercised only after a finding that an Event of Default under this Section 5.A.3 has occurred.

B. Remedies. Upon the occurrence of any Event of Default hereunder, then, as to the party who was not in breach (the "Aggrieved Party"), the following constitute the Aggrieved Party's exclusive remedies:

1. Termination. The Aggrieved Party may terminate this Agreement, and all of its unaccrued obligations hereunder.

2. Damages, etc. The Aggrieved Party may proceed by alternative dispute resolution to enforce performance or to recover damages.

3.    Right of Cure.  In all cases involving termination for breach, a

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      breaching party may avoid termination and liability for damages by curing such default within the time frames specified in 5.A. above. In all cases, the time periods shall be measured from the breaching Party's receipt of the notice of breach. In cases requiring a 30 day cure period, the breaching party shall provide, within 5 calendar days of receipt of the Aggrieved Party's notice, a written motion to cure describing the steps to be taken to cure the breach.

4. Additional Limitation as to Certain Interruptions. If the Event of Default is Innovative's non-intentional interruption of Services, Client's right to (a) terminate and (b) receive a credit and/or refund (as applicable) on pro-rated monthly minimum charges and services not delivered shall be its exclusive remedies. Innovative will work with Client to transition, but shall not be responsible for additional costs associated with obtaining substitute services.

5.    INDEMNIFICATION, LIMITATION OF LIABILITY

A. Indemnification. Except as otherwise stated in Section 5, DEFAULT, each party to this Agreement hereby agrees to indemnify, defend and otherwise hold the other harmless from and against all suits, claims and any other losses (any of the foregoing, a "Loss"), including but not limited to attorneys' fees, that arise from or are in any way related to the Services or this Agreement, to the extent that such loss results from the indemnitor's negligence, willful misconduct or Event of Default. In the event a party receives notice of any action or event which would give rise to the indemnification obligations contained herein, such party shall within twenty (20) calendar days of receipt of such notice, notify the other of the occurrence of such action or event, as the case may be; provided, however, that the indemnitor's failure to receive such notice shall not relieve it of its obligation to provide such indemnity except to the extent such failure prejudices the indemnitor's ability to avoid liability. Upon receipt of such notice, the indemnitor shall immediately take all actions necessary to protect the indemnitee's interests and to defend, settle or otherwise resolve such Loss. Additionally, the indemnitee shall have the option but not the obligation to defend, settle or otherwise resolve such Loss.

B. Limitation on Liability. All other provisions in this Agreement notwithstanding, liability of Innovative under this Agreement shall be limited to the greater of the total amount billed by Innovative for Services to Client in the one (1) month prior an Event of Default, or the total amount of any disputed invoices. Client must notify Innovative within 60 calendar days of the invoice amount for the invoice to be included under this section B.

7.    COMPETITION, NONDISCLOSURE

A. Competition. Either party may provide or procure similar services to or from any third party or parties.

B. Nondisclosure. Neither party shall directly or indirectly divulge or communicate, to any other entity, any information concerning any matters affecting or relating to the business of the other party. This nondisclosure section applies but is not limited to customer lists, credit classifications, records, statistics, the identity of any of the customers of the party, pricing, concepts, methods of operation, and other data. The parties hereto stipulate that as between them, this information is important, material and confidential and gravely affects the success of the business of the parties. Any breach of the terms of this nondisclosure section shall be a material breach of this Agreement.


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      This nondisclosure section shall survive the termination of the business relationship between the parties for any reason.

C. Promotion. The parties may disclose the existence and general nature of this contractual relationship for marketing purposes. The disclosing party shall, prior to such disclosure, provide the other party with a copy, and obtain written permission to make such disclosure. Such permission shall not be unreasonably withheld. The parties shall work together to publish a jointly-authored press release announcing the existence of this business relationship.

8.    ASSIGNMENT

This Agreement and the Services provided hereunder may not be assigned by either Party, unless the express written consent of the other has been obtained prior to any assignment, and such consent shall not be unreasonably delayed or withheld. The transfer of all or substantially all of the assets or merger of either party such that the financial condition of such party is not materially worsened, shall not be deemed to violate this Section.

9.    NOTICES

Any notice hereunder shall be in writing to the following addresses, and shall be effective when received by the Parties hereto, or on the business day (Monday-Friday excluding legal state and federal holidays) designated for delivery via United States Postal Service Express Mail, return receipt requested at the time designated by the Postal Service for delivery, whichever occurs first:

      Mark Tubinis, President       Diego E. Roca, V.P., Prepaid Svcs.
      Innovative Telecom Corp.      Digitec 2000, Inc.
      2 Harrison Street             8 West 38th Street
      Nashua, NH 03060              New York, NY 10018
      (603) 889-8411                (212) 944-8888

10.   CUMULATIVE RIGHTS

The rights and remedies reserved to the parties herein are cumulative and in addition to any further rights and remedies available at law or in equity.

11.   GOVERNING LAWS AND ALTERNATIVE DISPUTE RESOLUTION

This Agreement shall be deemed to have been entered into in the state of New Hampshire and shall be governed by, construed and interpreted in accordance with the laws of the State of New Hampshire. If a dispute arises between the parties about the performance of this Agreement, Innovative and Client shall attempt in good faith to resolve or cure the dispute by mutual agreement before initiating legal action to enforce any rights or remedies hereunder. If the parties cannot resolve the matter by discussion, they will engage in nonbinding mediation within ten (10) working days. If the matter cannot be resolved by mediation within 30 days, the parties will select one (1) arbitrator, in accordance with the then-existing expedited commercial dispute resolution procedures of the American Arbitration Association. The binding arbitration shall be held in Boston, Massachusetts or Manchester or Nashua, New Hampshire as selected by Innovative. The arbitrators shall render their decision in less than thirty (30) days after their selection in a ruling that sets forth the specific factual findings and, if applicable, legal conditions on which the decision is based.

12.   MERGER; SURVIVAL OF OBLIGATIONS UNDER PRIOR AGREEMENTS


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This Agreement, together with any exhibits or attachments hereto, and any subsequent amendments hereto, and nondisclosure agreements entered into between the parties, contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations and representations by or between them, whether oral or written, and all prior or contemporaneous agreements, whether oral or written. This Agreement may be amended from time to time by mutual written agreement of both, parties. The headings used in this Agreement are for the convenience of the parties and are not deemed to be part of this Agreement.

Client shall execute the resale certificates attached with this Agreement covering any and all carrier transport services provided by Innovative to Client which may be provided by Innovative to Client in the future as mutually agreed-upon.

13.   SEVERABILITY

If any portion of this Agreement is found to be invalid or unenforceable, the parties agree that the remaining portions shall remain in effect. If one portion limiting liability is found unenforceable, remaining portions limiting liability shall remain in effect. The parties further agree that in the event an invalid or unenforceable portion is an essential part of this Agreement, it shall be replaced with one which most nearly reflects the intentions of the parties as expressed in the portion.

14.   WAIVER

No delay or omission to exercise any right or remedy accruing to Innovative or Client hereunder upon any breach or breaches or event of default or defaults by Innovative or Client shall impair any right or remedy on subsequent breach or default.

15.   SCOPE

Nothing contained herein shall be construed to constitute the parties hereto as partners, joint venturers or as agents of each other, but the relationship shall be one of independent contractors with Innovative providing the Services described hereunder to Client for the considerations set forth in this Agreement and any attachments hereto.

16.   BENEFIT

This Agreement and the Services to be rendered hereunder are solely for the benefit of the parties hereto, their successors and assigns. No third person shall acquire any rights or claims by reason of or under this Agreement, except as both parties hereto shall agree in writing, or in cases where substantially all of the assets of a party are purchased by another party or acquired in a merger.

17.   FORCE MAJEURE

No default in performance of any obligation hereunder shall constitute an event of default or a breach of this Agreement, to the extent that such failure to perform, delay or default arises out of a cause that is beyond the reasonable control and without negligence of the party otherwise chargeable with such default, including, but not limited to acts of God, interruption of power, utility, transportation or communications services, cable-cut, action of civil or military authority, sabotage, national emergencies or catastrophe. Either party desiring to rely upon any of the foregoing as an excuse for default shall give to the other party prompt written notice of the facts which constitute such excuse, and when such excuse ceases to exist, prompt notice


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thereof to the other party. This Section shall in no way limit the right of either party to make any claim against any third party for any damages suffered due to said causes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their res ve executive officers being hereunto duly authorized.

INNOVATIVE                                CLIENT
By: /s/ Arthur Butt                       By: /s/ Diego E. Roca
    -------------------                       ---------------------
Name: Arthur Butt                         Name: Diego R. Roca
Title: VP New Business                    Title: Vice President, Prepaid Svcs.
Date: 3/17/98                             Date: 13 Mar 98


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